EXHIBIT 10.15


                             SAC TECHNOLOGIES, INC.
                   PURCHASE, SUPPLY, AND DISTRIBUTOR AGREEMENT

            THIS AGREEMENT, effective as of this 13th day of April, 1998, between SAC TECHNOLOGIES, INC., a Minnesota corporation, hereinafter referred to as "SAC," having its principal office at 4444 West 76th Street, Suite 600, Edina, Minnesota 55435, and Aultimate Technology Marketing, Inc., a Minnesota corporation, having its principal place of business at 151 West Burnsville Parkway, Suite 200, Burnsville, Minnesota 55337, hereinafter referred to as "ATM" or "Distributor."

            WHEREAS, SAC and Distributor have entered into a letter of intent dated March 13, 1998 whereby both parties have agreed that Distributor will act as a marketer and distributor of certain of SAC's products, will pass SAC's standard license onto others for development of applications for SAC products, and will commit to purchase certain quantities of such products;

            WHEREAS, SAC has agreed that it will provide a supply of such products at a "preferred" price to Distributor; and

            WHEREAS, each party has agreed to grant to the other an option to acquire shares of its common stock in conjunction with the relationship created hereunder;

            NOW, THEREFORE, in consideration of the foregoing and the mutual premises and obligations hereinafter provided, the parties hereto agree as follows:

I. APPOINTMENT OF DISTRIBUTOR

            A. Products and Market. SAC hereby appoints Distributor as a non-exclusive Distributor for the sale, installation, use and servicing of those products set forth in Addendum A hereto, as improved or otherwise modified from time to time (the "Products") in the Market, as defined below.

            1. Market Definition. The Market shall include all access control markets and applications including, but not limited to, the control of access to buildings, apartments, offices and other facilities (including consumer, commercial or industrial), appliances, information resources, computers, computer networks and personnel identification applications. The following shall be explicitly excluded from the definition of
                        Markets: credit card clearing, check verification, automated teller machines, law enforcement, national identification systems, immigration control, automobile access, medical patient identification systems; and personnel identification systems for federal and state government applications. In the event that SAC's defined markets for its products are expanded beyond the above definition, the Market definition hereunder shall be expanded accordingly for Distributor.

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                        a.          The application markets in which Distributor
                                    is authorized to sell the Products are
                                    limited to the Market, it being understood that SAC has or may have other arrangements for the sale of Products throughout the world, either through licenses or direct sales by itself or through distributorships or dealerships.

                        b. Distributor agrees that it will not sell, install, use or service Products outside of the Market. Distributor acknowledges that SAC may market products other than those described in this Agreement without making them available to Distributor; provided, however, that such marketing efforts do not materially disadvantage Distributor's competitive position.

            2. Additional Products. SAC may from time to time add products to those set forth in Addendum A by notice in writing to Distributor and such new products shall, upon acceptance in writing by the Distributor, be deemed Products under this Agreement. SAC may, from time to time, discontinue the manufacture, license or sale of any of the Products and shall provide notification of such decision to Distributor, whereupon SAC shall not be obligated to sell such Products to Distributor.

            3. Product Certification. SAC and Distributor will define a mutually acceptable product certification process for bundling other manufacturer's products into and with the SAC product line.

            4. Direct Retail Product Sales. Distributor acknowledges and understands that SAC intends to package its products for sale through retail distribution channels. In general, these products are expected to have less technical capability than products sold through information technology firms such as Distributor (e.g. the SACCat product is expected to be made available through retail channels without network support capability). Customers who purchase SAC products through such retail channels will be referred to the nearest representative for support and product upgrades, as necessary.

            B. Acceptance of Appointment. Distributor accepts the foregoing appointment and agrees to conduct its business as a SAC distributor during the term of such appointment in accordance with the terms of this Agreement.

II. RIGHTS, OBLIGATIONS, AND RESPONSIBILITIES OF SAC

            A. Upon execution of this Agreement, SAC will, without additional charge, provide Distributor with ten (10) SACMan(TM) systems and a preliminary SAC Business Development Kit.

            B. Concurrent with the execution of this Agreement, SAC will execute and deliver to Distributor a seven-year stock option agreement representing the right to purchase, at a per share

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price equal to $8.46, up to 100,000 shares of SAC's common stock, substantially in the Form attached hereto as Exhibit 1, and subject explicitly to the vesting schedule described therein.

            C. SAC will provide business assistance and support to Distributor, including: (1) the preparation of suitable English language advertising, catalog sheets and sales promotion material for the Products; (2) assistance to the Distributor in the formulation of effective marketing plans and programs for the Products; (3) referral to Distributor of appropriate inquiries as determined by SAC regarding the Products; and (4) apprising Distributor of market conditions and SAC's future market and product planning, as SAC may deem appropriate, as it pertains to Distributor's market, competitive position, and market planning.

            D. SAC may publish a Distributor guideline (the "Distributor Guidelines") from time to time which shall provide operating guidelines for SAC's distributors. Distributor agrees to follow provisions of the Distributor Guidelines, and any supplements and modifications thereto, which provisions are incorporated herein by reference.

            E. Upon reasonable notice and receipt of orders from Distributor in SAC's reasonably specified minimum quantities, SAC agrees to use reasonable and unbiased efforts to supply Distributors with Products.

            F. Direct Sales. SAC shall have and reserves the continuing right to make any direct or indirect sales of Products in the Market as SAC may determine are necessary or appropriate.

III. RIGHTS, OBLIGATIONS AND RESPONSIBILITIES OF THE DISTRIBUTOR

            A. Purchase of Units. Upon execution of this Agreement, Distributor hereby purchases, pursuant to the payment terms outlined elsewhere herein, a minimum of one thousand (1,000) SACCat(TM) units at a price of [*] per unit, for an aggregate purchase price of [*].

            B. Concurrent with the execution of this Agreement, Distributor will execute and deliver to SAC a seven-year stock option agreement representing the right to purchase, at a price of $0.25 per share, up to 400,000 shares of Distributor's common stock (representing approximately 25% of the outstanding capital stock of Distributor on the date of execution of this Agreement, substantially in the Form attached hereto as Exhibit 2.

            C. In order for Distributor adequately to promote the sale of Products in the Market, Distributor shall: (1) use its best efforts to sell and promote the sale of the Products within the Market; (2) establish and maintain a sales organization for the purpose of promoting and effecting the sale of Products in the Market; (3) employ sound and ethical selling practices with conscientious regard for customer satisfaction; (4) establish and maintain sound management practices with respect to sales, finance, legal, accounting, advertising and insurance; (5) establish and maintain adequate facilities; (6) employ and train capable personnel; and (7) attend, at its own expense, such trade and industry meetings, shows and conventions in the Market as, in its judgment, will advance the sale of the Products by Distributor.

[*] Confidential portion has been omitted and filed separately with the Securities and Exchange Commission

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            D. Advertising and Promotion. Distributor shall formulate and execute an effective advertising, demonstration and sales promotion plan reasonably approved by SAC, utilizing materials reasonably prepared and recommended by SAC. Distributor agrees that the cost of all samples of the Products and of related equipment loaned to Distributor by SAC shall be charged to the Distributor's account. Upon the return of such samples (in good condition, reasonable wear and tear excepted) by Distributor at the termination of the Agreement, Distributor's account shall be credited for such cost.

            E. Inventories. Distributor shall maintain in stock Products adequate for the purpose of display, demonstration, sales and delivery to customers in the Market as determined from time to time by agreement between SAC and the Distributor.

            F. Goodwill. Distributor shall make every reasonable effort within the proper scope of its status as a distributor to satisfy owners of the Products with a view toward protecting the goodwill of both Distributor and SAC.

            G. Distributor Information. Distributor shall supply to SAC sales and inventory data as reasonably requested by SAC from time to time according to such system and on such forms as SAC may designate. Distributor shall also furnish SAC with such information as SAC may reasonably request from time to time with respect to Distributor's credit standing. Distributor and SAC shall apprise each other of Market conditions as they relate to the competitive stance of the Products in the Market.

            H. Product Integrity. Except as specifically previously approved in writing by SAC, Distributor shall not represent or sell products under the SAC name if it has altered or changed any of the Products furnished or authorized to be sold hereunder. Distributor shall not use in connection with Products, or sell for use therewith, any device or attachment not previously approved in writing by SAC, other than applications developed pursuant to this Agreement.

            I. Specific Product Provisions. Distributor will comply with the following specific requirements in connection with its operations and the
Products:

            1. At the discretion of SAC, Distributor will require purchasers of Products to execute either a standard SAC Software License Agreement or such other appropriate software license or sublicense as may reasonably be approved by SAC.

            2. Distributor shall provide personnel for installation and maintenance of Products. Distributor agrees to maintain a reasonable level of spare systems in inventory to provide good service to its customers.

            J. Standards of Performance. Distributor's failure to make an adequate amount of sales shall be grounds for termination of this Agreement by SAC pursuant to the termination provisions hereof. The adequacy of Distributor's sales efforts shall be reasonably determined by SAC in its sole

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discretion. In making such determination, SAC shall consider factors, including, but not limited to: (i) the potential of the Market; (ii) the results achieved by Distributor; and (iii) standards, if any, established by SAC or by agreement between SAC and Distributor, for performance by Distributor under this Agreement. SAC and Distributor agree that any sales quotas set forth in Addendum B hereto, stated on the basis of individual Products or in the aggregate, for the term of this Agreement or for a more limited period or periods, shall apply as such standard of performance.

IV. PURCHASE OF PRODUCTS

            A. Price of Products. All purchases of Products by Distributor hereunder shall be made pursuant to the terms set forth in this Section. The price of each Product supplied by SAC under this Agreement shall be as specified on Addendum C of this Agreement, as amended by subsequent Discount Schedules published by SAC from time to time; provided, however, that no change in price shall affect a purchase order received by SAC prior to the date of publication of any change. The price charged for Products to Distributor shall be in United States dollars and is exclusive of freight, imposts, duties, taxes, installation charges and other related costs. Distributor shall pay, in addition to all amounts specified in this Agreement, all taxes, freight, imposts and duties and amounts in lieu thereof, and interest thereon, paid, payable or collectible by SAC (exclusive of taxes based on SAC's net income) levied or based on (i) amounts chargeable to Distributor pursuant to this Agreement, or (ii) the Products or their use. In the event any taxes, imposts, duties or amounts in lieu thereof are paid or payable by SAC, there shall be added to the price payable by Distributor to SAC under this Agreement an amount equal thereto, including, without limitation, any taxes, however designated, levied or based on such prices or value of the Products supplied by SAC under this Agreement, or the sale or use thereof including, but not limited to, state and local privilege or excise taxes based upon gross revenue or any taxes and in lieu thereof therefor paid or payable by SAC in respect of the foregoing, exclusive however, of taxes based upon the income of SAC. Any personal property taxes assessable on Products under this Agreement after delivery shall be borne by Distributor.

            B. Payment Terms. Subject to the credit policy set forth on Addendum D hereto, and unless SAC has notified Distributor in writing that it has become an established customer, the total purchase price of the Products ordered shall be paid C.O.D., or at the time of purchase order by cashier's check, or by Distributor check or wire transfer, at SAC's election. In the event of default in any payment Distributor agrees to reimburse to SAC, SAC's costs of collection, including reasonable attorneys' fees and costs.

            C. Shipment Costs, Title and Risks of Loss.

            1. All shipments of Products shall be F.O.B. SAC's manufacturing plant in Minneapolis, Minnesota ("shipment point"). Unless otherwise agreed to by SAC, all goods shall be packed for shipment at Distributor's expense, in accordance with standard commercial practices. All other shipping charges including insurance, handling and special packing and expenses for any export/import licenses shall be paid by Distributor. Distributor shall be responsible for and shall obtain and forward to SAC any required destination import certificates and U.S. export licenses. In the absence of written

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                        instructions to the contrary, SAC will arrange delivery
                        of Products from shipment point to a site designated by Distributor with the shipping cost to be billed directly to Distributor. SAC, on behalf of Distributor, will select the carrier but shall not be deemed thereby to assume any liability in connection with the shipment nor shall the carrier be construed to be the agent of SAC.

            2. Title to Products shall be retained by SAC until Distributor has made payment in full therefor; provided, however, that Distributor shall have no right to return any Products to SAC, once ordered, except pursuant to the limited warranty provisions outlined below.

            3. Risk of loss shall remain with SAC until the Products are delivered to the carrier at the shipment point. Distributor assumes all risk of loss upon delivery of the Products to the carrier at the shipment point. Insurance will be arranged by Distributor in its discretion on the Products while in transit.

            D. Referral Fees. SAC and Distributor will jointly agree on a referral fee form, and the divisions of fees pursuant thereto, for all Product sales accounts originated by Distributor which should logically be directly supported by SAC either for volume or support considerations (e.g.
volume users greater than 1,000 units or a volume OEM account.

V. CHANGES IN PRODUCTS AND TERMS

            A. Changes in Products. SAC may, from time to time without giving prior notice, make design or other changes in any Products, or withdraw any Products from sale, and in so doing SAC shall not be obligated to Distributor or Distributor's customers to make any such change to any Products previously ordered or shipped. Distributor agrees to accept any such changed Products in full settlement of SAC's obligations under the order for such Products. In the event that a Product is withdrawn from sale, SAC shall not be obligated to fill such order.

            B. Changes in Terms. SAC reserves the right to change published pricing, discounts or terms. Any such changes will be published in bulletins or price lists which shall be distributed to Distributor by SAC at least thirty
(30) days prior to the effective date of the changes. The effective date of the change will be published in said bulletins or price lists. Upon notification of price increases, Distributor may notify SAC of outstanding firm quotations which extend beyond the 30-day period and SAC will honor said quotation for a maximum of an additional 30 days.

VI. WARRANTY AND LIMITATION OF LIABILITY

            A. Warranty and Limitation of Liability. The Products shall be sold to Distributor subject to the following warranties of SAC.

            SAC WARRANTS ALL PRODUCTS, PARTS AND ACCESSORIES MANUFACTURED
            BY IT (EXCEPT FOR FUSES) TO BE FREE FROM DEFECT IN WORKMANSHIP AND MATERIALS FOR A PERIOD OF THE EARLIER OF: ONE (1) YEAR FROM THE

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            DATE OF SHIPMENT BY DISTRIBUTOR TO THE END USER OF THE PRODUCT; OR
            EIGHTEEN (18) MONTHS FROM THE DATE OF SHIPMENT TO DISTRIBUTOR.

            THIS EXPRESS WARRANTY SHALL NOT BE EFFECTIVE OR ACTIONABLE UNLESS THERE IS COMPLIANCE WITH ALL MATERIAL OPERATING PROCEDURES AND MAINTENANCE INSTRUCTIONS AS SET FORTH AND DESCRIBED IN OPERATING MANUALS FURNISHED BY SAC, AND THIS EXPRESS WARRANTY SHALL NOT BE EFFECTIVE OR ACTIONABLE IF THE PRODUCTS HAVE BEEN MODIFIED OR ALTERED WITHOUT THE WRITTEN CONSENT OF SAC, OR IF THE PRODUCTS ARE USED IN CONNECTION WITH SOFTWARE NOT SUPPLIED BY SAC. IF ANY PRODUCTS, PARTS OR ACCESSORIES COVERED BY THIS EXPRESS WARRANTY SHALL BE PROVEN TO BE DEFECTIVE UPON INSPECTION BY AN AUTHORIZED AGENT OR REPRESENTATIVE OF SAC WITHIN THE WARRANTY PERIOD STATED ABOVE, SAC AGREES AT ITS OPTION TO REPLACE OR REPAIR THE DEFECTIVE PRODUCT, PARTS OR ACCESSORIES, OR PAY THE COST OF REPAIRING THE DEFECTIVE PRODUCT, PARTS OR ACCESSORIES; PROVIDED, HOWEVER, THAT ALL WARRANTY REPAIR WORK SHALL BE PERFORMED BY SAC AT SAC'S MANUFACTURING PLANT AND ALL RETURNED MERCHANDISE MUST BE RETURNED TO SAC UNDER RETURNED MERCHANDISE AUTHORIZATION IN APPROPRIATE PACKAGING AS INITIALLY SHIPPED BY SAC. DISTRIBUTOR WILL PAY COST OF SHIPPING TO SAC, AND SAC WILL PAY COST OF SHIPPING BACK TO DISTRIBUTOR.

            SAC SHALL NOT BE LIABLE UNDER THIS EXPRESS WARRANTY FOR DAMAGES, LOSS OF TIME, OR OTHER EXPENSES THAT MAY RESULT FROM DEFECTIVE PRODUCTS, PARTS OR ACCESSORIES, NOR FOR THE PAYMENT OF ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING DAMAGES FOR NEGLIGENCE AND INCLUDING, BUT NOT LIMITED TO, PERSONAL INJURY OR PROPERTY DAMAGE TO THE EXTENT PERMITTED BY LAW.

            EXCEPT FOR THE FOREGOING EXPRESS WARRANTY, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES WHICH EXTEND BEYOND THE DESCRIPTION CONTAINED IN THE PRODUCTS SPECIFICATIONS, AND THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, AND THERE ARE NO IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE. THE REMEDIES PROVIDED IN THIS EXPRESS WARRANTY SHALL BE THE EXCLUSIVE AND SOLE REMEDIES, AND SHALL NOT INCLUDE ANY SPECIAL INCIDENTAL OR CONSEQUENTIAL DAMAGES, EVEN IF SAC HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

            IN NO EVENT SHALL SAC'S LIABILITY FOR DAMAGES WITH RESPECT TO ANY OF THE PRODUCTS OR SERVICES FURNISHED UNDER THIS AGREEMENT EXCEED THE CHARGES PREVIOUSLY PAID BY DISTRIBUTOR TO SAC FOR SUCH PRODUCTS OR SERVICES.

            B. Distributor is not authorized to assume on behalf of SAC any obligation or liability in connection with the sale of Products except as specifically approved in writing by SAC. In the event that any alterations or changes are made in any Product, or if devices or attachments not specifically authorized in writing by SAC are sold or used by Distributor, or if Distributor authorizes or encourages application or use of a Product inconsistent with its specifications or SAC's recommendation, then, and in either of such events, the warranty of SAC with respect thereto shall forthwith terminate.

            C. All non-warranty repair work shall be performed by SAC at SAC's manufacturing plant at SAC's then prevailing service rate (currently 2 hour minimum; $60/hour). Merchandise returned for non-warranty repair must be returned to SAC under returned materials authorization in appropriate packaging as shipped initially by SAC. Distributor will pay cost of shipping both ways.

VII. INDEMNIFICATION

            A. Indemnification. In the event that any of the following occurrences take place, Distributor shall indemnify SAC for, and hold it harmless from, any liability to any person, including liability for personal injury or property damage, and including any and all costs incurred as a result of defending any suit or action based thereon:

            1. Distributor makes any changes or alterations in any Product not specifically approved in writing by SAC;

            2. Distributor uses or sells for use in connection with Products any device or attachment which is not specifically approved in writing by SAC; or

            3. Distributor authorizes or encourages application or use of a Product inconsistent with its specifications or recommendations.

            B. Infringement. In the event that the Products or use thereof is held in any claim, suit or proceeding to constitute infringement of any patent, trademark or copyright of the United States, and the use thereof is enjoined, this Agreement shall terminate as to such infringing Product and SAC shall repurchase the Product at its depreciated value, provided that SAC may in the alternative at its option and at its expense, use its best efforts to modify the Product so that its use becomes non-infringing, or procure for Distributor the right to continue to use said Product in any claim, suit or proceeding in which event this Agreement shall continue as to such Product.

VIII. TRADEMARKS, TRADENAMES, ETC.

            A. Use of Trademarks. Distributor agrees that it has no interest in, and nothing in this Agreement shall give Distributor any interest in, any trademark, tradename or logo owned or used by SAC. Distributor shall not use any such trademark, tradename or logo, either alone or with any other word or words as part of Distributor's trade or corporate name, without the express prior written permission of SAC. Distributor shall obtain the written approval of SAC with respect to all

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signs, labels, packaging material, advertising or the like bearing SAC's trademarks, tradenames or logos prior to the use thereof. On request by SAC, and in any event upon termination of this Agreement, Distributor shall discontinue completely any use of any of SAC's trademarks, tradenames and logos, for any purpose whatsoever, including use in the Distributor's trade or corporate name, and shall deliver to SAC, free of any charge to SAC, all signs, labels, packaging materials, advertising or the like bearing SAC's trademarks, tradenames or logos that are in possession of Distributor. lt is understood and agreed that such trademarks, tradenames and logos and any and all goodwill associated with the use thereof shall be and remain the property of and inure to the benefit of SAC. Distributor shall not remove or obliterate any of the trademarks, tradenames, logos, patent name plates or other markings thereon, shall not do anything that would in any way impeach or reduce the validity of the patents or trademarks, under which Products are manufactured or sold, and shall refrain from reselling Products to any customer or user known to follow any such practices. Distributor shall do nothing to diminish, or appear to diminish the goodwill, trademarks or tradenames of SAC. Nothing in this Agreement shall in any way limit the terms of any other Agreement protecting SAC's tradename, trade secrets, patents or copyrights.

            B. Unauthorized Use. Distributor agrees to use its best efforts to report to SAC any unauthorized uses of SAC's Products, trademarks, tradenames or logos.

IX. TERM: TERMINATION

            A. Original Term; Renewal. Unless terminated as hereinafter provided, this Agreement shall remain in effect for an initial term (the "Initial Term") of [*] from its effective date and shall automatically renew for additional [*] terms (the "Renewal Term(s)"), unless terminated upon 30 days written notice prior to the expiration of the Initial Term or any Renewal Term.

            B. Termination for Cause. This Agreement may be terminated by SAC immediately in the event of a breach which is not capable of being cured, or with cause upon a minimum of sixty (60) days' notice in the event that: (1) Distributor fails to fully perform any or all of the material obligations herein provided, and fails to cure any such material breach or defect promptly following SAC's notice thereof; (2) there are instituted proceedings by or against Distributor in bankruptcy or under insolvency laws for corporate reorganization or receivership or dissolution; (3) Distributor makes an assignment of all its assets for the benefit of creditors; (4) Distributor or any key officer or affiliate of Distributor, shall admit insolvency; (5) Distributor shall cease to exist; (6) Disagreements arise between the directors, officers or managers, or principal shareholders of Distributor (other than SAC) which cause SAC to reasonably deem that its interests may be imperiled; (7) Distributor or any director, officer, manager, or principal stockholder of Distributor is convicted of any felony or converts or embezzles any property or funds of others; (8) there is death, removal, resignation, withdrawal or elimination from Distributor of any person who actively and substantially participates in the ownership and in the operations of Distributor; (9) a misrepresentation is made to SAC as to the ownership of Distributor; (10) a sale, transfer or relinquishment of any substantial interest in the ownership or active management of Distributor, or attempted assignment of this Agreement, shall occur without prior written approval of SAC; (11) Distributor shall fail to use ongoing reasonable efforts in the distribution of the Products; or (12) Distributor shall fail to cause SAC to be informed in writing immediately of the happening of any event specified in this section.


[*] Confidential portion has been omitted and filed separately with the Securities and Exchange Commission

            C. Termination for Cause. This Agreement may be terminated by Distributor immediately in the event of a breach which is not capable of being cured, or with cause upon a minimum of sixty (60) days' notice in the event that: (1) SAC fails to fully perform any or all of the material obligations herein provided, and fails to cure any such material breach or defect promptly following Distributor's notice thereof; (2) there are instituted proceedings by or against SAC in bankruptcy or under insolvency laws for corporate reorganization or receivership or dissolution; (3) SAC makes an assignment of all its assets for the benefit of creditors; (4) SAC shall cease to exist; (5) Disagreements arise between the directors, officers or managers, or principal shareholders of SAC (other than Distributor) which cause Distributor to reasonably deem that its interests may be imperiled; (6) SAC or any director, officer, manager, or principal stockholder of SAC is convicted of any felony or converts or embezzles any property or funds of others; (7) SAC shall fail to cause SAC to be informed in writing immediately of the happening of any event specified in this section.

            D. Payment Upon Termination. Termination of this Agreement shall not in any way affect Distributor's obligation to make payment for Products or parts delivered prior thereto.

            E. Lost Profits, Etc. Neither SAC nor Distributor shall by reason of termination of this Agreement be liable to the other for compensation, reimbursement or damages either on account of present or prospective profits on sales or anticipated sales, or on account of expenditures, investments or commitments made in connection therewith or in connection with the establishment, development or maintenance of the business or goodwill of SAC or of Distributor.

            F. Continued Sale of Products. Notwithstanding the termination of this Agreement as hereinabove provided, Distributor shall have the right for an ensuing period of ninety (90) days to continue to sell all or any portion of the new, undamaged, and unused Products, which are of current manufacture, in their original containers theretofore sold by SAC to the Distributor and are remaining in Distributor's inventory.

            G. Customer Information. Upon termination, Distributor may have valuable customer information relating to the Products. SAC may elect to purchase such customer information from the Distributor for consideration to be agreed upon by and between SAC and Distributor.

            H. Protection of Proprietary and Confidential Information.

            1. Distributor acknowledges that all software and firmware Products or portions of Products and manuals and information related thereto ("Manuals") herein licensed and/or furnished to Distributor under this Agreement comprise proprietary and confidential information and trade secrets solely owned by SAC, and that nothing in this Agreement conveys to Distributor any ownership interest therein, or to any data contained therein, or to any modification thereto or any copies thereof. The Products or portions of Products and Manuals are furnished to Distributor under this Agreement on a confidential basis solely for Distributor's private use. SAC is and shall remain the sole owner of all right, title and interest in and to all Products or portions of Products and Manuals, all copyrights therein, and all copies thereof furnished to Distributor under this Agreement. Distributor agrees to keep in confidence the Products and portions of Products and Manuals, all

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                        parts thereof and all updates thereto, and the
                        information contained therein and to protect the same from (a) disclosure to anyone other than Distributor's employees and agents necessarily involved in the use and operation of the Products for Distributor and (b) use by its employees and agents except in relation to the use and operation of the Products for Distributor. Distributor shall adopt and follow reasonable procedures to maintain the confidentiality of all information contained in the software and firmware Products and portions of Products and Manuals. Distributor also agrees not to copy, sell, disclose or otherwise make the Products or portions of Products and Manuals available to unauthorized parties. Distributor shall be exclusively responsible for the supervision, management, and control of its use of the Products and portions of Products and Manuals identified herein.

            2. Distributor shall inform its employees and agents receiving the Products and portions of Products and Manuals of the confidential nature thereof and of the obligations of Distributor and its employees and agents acting on behalf of Distributor under this Agreement with respect to such Products and portions of Products and Manuals. Distributor agrees that it will take appropriate action by instruction, agreement, or otherwise with its employees and agents permitted access to Products and portions of Products and Manuals to satisfy Distributor's obligations under this Agreement.

            3. If at any time during the term of this Agreement SAC provides updated Products or portions of Products or Manuals, such updated Products or portions of Products and Manuals shall be subject to all the terms and conditions of this Agreement.

            4. Upon the termination of this Agreement, or upon termination or cancellation of any Addendum to this Agreement or termination of the use of any Product or portion of any Product or Manual with respect to which any Product or portion of Product or Manual is used or has been supplied by SAC, Distributor shall return to SAC any and all such Products or portions of Products and Manuals previously delivered to Distributor.

            5. In the event this Agreement is terminated for any reason, Distributor agrees not to manufacture equipment similar to the Products for a period of five years from the date of termination. Nothing in this sentence shall be deemed to waive Distributor's obligations to maintain the confidentiality of proprietary or confidential information, or to authorize the use or disclosure of such information.

            I. Requested Performance. Notwithstanding termination of this Agreement, Distributor shall be available to act as sales agent at the request of SAC on orders placed with SAC within three (3) months after termination, provided the end user/purchaser is listed on a schedule, furnished to SAC within fifteen (15) days after termination, of potential purchasers to whom Distributor was in the course of promoting the Products at the time of termination.

X. MISCELLANEOUS PROVISIONS

            A. Survival. In the event of termination of this Agreement, the obligations and agreements set forth in Sections VI, VII, VIII, and IX hereof, shall survive termination and remain in full force and effect to the extent necessary or appropriate to carry out the intent of such provision.

            B. Nature of Relationship. Other than as explicitly stated herein, Distributor is not authorized to act as agent for SAC and has neither the right nor authority to assume or create obligations of any kind on behalf of SAC, nor to accept service of legal process of any kind addressed to SAC or intended for SAC, nor to make commitments on behalf of SAC nor to bind SAC in any respect whatsoever. The relationship between SAC and Distributor is of vendor and vendee, and not of principal and agent. Distributor is an independent contractor or SAC.

            C. Expenses of Distributor. Any expenses or costs which Distributor incurs under this Agreement, including, but not limited to, licensing fees, if any, advertising, purchases, leasing and operation of automobiles and office and any other expenses expended or incurred by Distributor to operate pursuant to this Agreement shall be paid and borne by Distributor without any reimbursement by SAC.

            D. Distributor's Taxes. Any and all tax returns filed by Distributor with either federal or state governments or authorities shall be prepared in accordance with the terms of this Agreement, that is, that Distributor shall represent thereon that any income or compensation received hereunder shall be income earned as a result of the Distributor being independent contractor and not as an agent or employee of SAC.

            E. Assignment by Distributor. Distributor's rights privileges, ownership or control in this Agreement are not transferable and shall not be transferred or assigned to any other person, firm, corporation, partnership or other business entity, whether by operation of law or otherwise, without SAC's prior written approval. Any such transfer for assignment without the prior written approval of SAC shall be null and void and shall not be binding upon SAC.

            F. Assignment by SAC. SAC may assign this Agreement to any person, firm, corporation, partnership or other business entity succeeding to the business of SAC, without Distributor's consent, provided that such assignee shall assume (by contract or by operation of law) the obligations of SAC hereunder. This Agreement shall be otherwise binding upon the successors, heirs and assigns of each party.

            G. Notice. Any notice required to be given hereunder shall be sufficient if delivered in person or sent via certified or registered letter, or reputable overnight carrier to the address listed at the beginning of this Agreement (or to such other address as may have previously been established by written notice hereunder). Any such notice shall be effective when given, if in person, or when mailed, if mailed in accordance with this provision. Either party may change the address to which notice is to be addressed by notice as provided herein.

            H. Waiver. The failure of either party to enforce any of the terms or provisions hereof or its failure to declare a default hereunder shall apply only to the particular instance and shall not operate as a continuing waiver or estoppel from enforcing any term or provisions herein.

            I. Entire Agreement. This Agreement, together with the Addenda and Exhibits attached hereto, constitutes the entire understanding and agreement between the parties and supersedes any understanding, agreement or selling arrangements previously made or in existence between the parties relating to the subject matter hereof. This Agreement may not be altered, enlarged, supplemented, abridged, modified, nor may any provisions be waived except as provided in this Agreement, or by a written agreement between both of the parties hereto which makes express reference to this Agreement, and specifically declares it is intended as an amendment hereof.

            J. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, United States of America. The parties further agree that any action brought to enforce the terms of this Agreement shall be properly venued in the state or federal district courts of the State of Minnesota.

            K. Arbitration. All disputes arising in connection with this Agreement shall be finally settled under the Rules of the American Arbitration Association, or successor entity (hereinafter "AAA"). The arbitration proceedings shall take place in Minneapolis, Minnesota and shall be conducted by one arbitrator who is duly appointed in accordance with the aforementioned Rules. The proceedings shall be conducted in the English language and the laws of the State of Minnesota, shall govern the arbitration. The procedural rules of the AAA shall govern the arbitration proceedings. In the case of a conflict between this provision and such Rules, this provision shall control.

            L. Enforcement. The courts of the country in which Distributor's principal sales and service facilities are located and the courts of the United States and all the states thereof are hereby given jurisdiction to enter judgment upon, and to enforce, each such award, and the parties hereby expressly consent to such jurisdiction of such courts.

            M. Sole Remedy. The parties hereto hereby agree that the arbitration procedure provided for herein shall be the sole and exclusive method of resolving any and all of the questions, disputes, claims and other matters arising in connection with this Agreement.

            N. Costs and Expenses. The parties hereto hereby agree that the arbitrator shall determine which party or parties shall pay for the costs and expenses of all arbitration proceedings.

            IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed the day and year first above written.


SAC  TECHNOLOGIES, INC.                     AULTIMATE TECHNOLOGY MARKETING, INC.

By:/s/ Barry Wendt /s/                          By: /s/ Jerry Joubert /s/
Its: President                                  Its: President

                                   ADDENDUM A

                                    Products

            The parties hereby include the following products as the "PRODUCTS" for purposes of the SAC Technologies, Inc. Purchase, Supply, and Distributor Agreement entered into by SAC and Aultimate Technology Marketing, Inc., dated April 13, 1998.

SACMAN

DEV-TOOL

DB-1,000

DB-UNL

SACCat

                                   ADDENDUM B

                             STANDARD OF PERFORMANCE

            The parties hereby establish the following sales quotas as standard of performance by Distributor for purposes of the SAC Technologies, Inc. Purchase, Supply, and Distributor Agreement entered into by SAC and Aultimate Technology Marketing, Inc., dated April 13, 1998 (the "Distributor Agreement"):

Sales Quotas

            Distributor's sales quota is [*] per year during each year of the initial [*] term of the Agreement.


Minimum Stock Requirements:

            Distributor shall take delivery on these items as follows according to the price and terms outlined in the Distributor Agreement.



[*] Confidential portion has been omitted and filed separately with the Securities and Exchange Commission

                                   ADDENDUM C

                                     PRICING

[*] SAC agrees that, for the duration of the Agreement to which this is an addendum, Distributor will (a) receive pricing on all hardware products purchased hereunder at a rate equal to [*], and (b) receive pricing on all software products purchased hereunder at a rate equal to [*], as provided by SAC to Distributor no later than 10 business days after execution of the Purchase, Supply, and Distributor Agreement to which this Addendum C is attached.

Some of the pricing information is as follows:

Hardware                           1,000 Unit Price   Dealer Price  Retail Price
--------                           ----------------   ------------  ------------

SACCAT (INTERNAL CARD)                   [*]                        [*]
--Includes workstation and
network logon for Windows NT &
Windows 95 with Bio-key screen
saver lockout. Note--bundled
applications and future hardware
options will be priced
separately as they become
available.

SACCAT (EXTERNAL CARD)                   [*]                        [*]
--Same as above, except that the
product utilizes an external
card inter- face instead of an
internal card.

SACMAN                                   [*]          [*]           [*]
--Developer's toolkit for
generating custom applications.

Software                                 ATM Price    Dealer Price  Retail Price
--------                                 ---------    ------------  ------------

DB-1000                                  [*]          [*]           [*]
--increases user database size
to 1,000

DB-UNL                                   [*]          [*]           [*]
--database of active users is
unlimited



[*] Confidential portion has been omitted and filed separately with the Securities and Exchange Commission

                                   ADDENDUM D

CREDIT POLICY

STANDARD CREDIT TERMS:

Irrevocable letter of credit, C.O.D., credit card, or Cashier's Check

ESTABLISHED CUSTOMER PAYMENT TERMS:

Net 30 days from date of shipment of merchandise.

Delinquent balances are subject to a service charge of 1 1/2% per month (or the legal maximum allowable per buyer's state).

PAST DUE ACCOUNTS:

Any past due account is placed on immediate credit hold, for the purposes of acquiring product, service or technical support.

Accounts that become 30 days past due are subject to a dealership review, termination of dealer rights (at SAC's discretion) and collection action.

Returned checks are subject to a forty-five dollar (45.00) returned check charge in addition to delinquent invoice charges. Returned checks may result in dealership review and termination of this agreement.

SELLER'S RIGHT OF POSSESSION:

In addition to all other remedies, SAC reserves the right to withhold shipment in whole or in part, and/or recall goods in transit at any time, for credit reasons or because of buyer's default. SAC will notify buyer of said action and give credit for said goods minus 15% restocking fee and any processing charges incurred by SAC.

                                   ADDENDUM E

                           SOFTWARE LICENSE AGREEMENT


ATTENTION: THIS IS A LICENSE, NOT A SALE. THE PRODUCT IS PROVIDED UNDER THE FOLLOWING LICENSE WHICH DEFINES WHAT YOU MAY DO WITH THE
PRODUCT, AND CONTAINS LIMITATIONS ON WARRANTIES AND OR REMEDIES.

IMPORTANT: CAREFULLY READ THIS LICENSE BEFORE USING THE PRODUCT. USING THE PRODUCT INDICATES YOUR ACKNOWLEDGMENT THAT YOU HAVE READ THIS LICENSE AND AGREE TO ITS TERMS. IF YOU DO NOT AGREE, RETURN THE PRODUCTS COMPLETE TO SAC TECHNOLOGIES, INC. WITHIN 10 DAYS OF THE DATE YOU ACQUIRED THEM FOR A FULL REFUND. THIS LICENSE AGREEMENT IS YOUR PROOF OF LICENSE.

A. LICENSE: SAC Technologies, Inc. ("we," "our," or "us"), provides you with storage media containing a computer program (the "Program"), user manual, License (the "License"), registration card and accompanying documents (together called the "Product") and grants you a license to use the Product in accordance with the terms of this License. THE COPYRIGHT AND ALL OTHER RIGHTS IN THE PRODUCT SHALL REMAIN WITH US OR OUR SUPPLIERS. YOU MUST REPRODUCE ANY COPYRIGHT OR OTHER NOTICE MARKED ON THE PRODUCT ON ALL COPIES YOU MAKE.

B. YOU MAY:
1. Use the Program only on a single computer or network, and only by a single user at a time regardless of the number of original copies of the Program included with the Product. If you wish to use the Program for more users, you will need a further license for each user;
2. Make one copy of the Program for archive or back-up purposes;
3. Transfer the Program to someone else, only if you assign all of your rights under this License, cease all use of the Program, erase or destroy any copy (including the hard disk copy) made in support of your use of the Program, and the other person agrees to the terms of this License; and
4. If the Product is an upgrade from another Product, whether from us or another supplier, you may use or transfer the Product only in conjunction with the upgraded Product, less you destroy it. If the Product is an upgrade from a SAC Technologies, Inc. Product, you may only use that upgraded Product in accordance with this License.

C. YOU MAY NOT:

1. Use the Product or makes copies of it except as permitted in this License;
2. Translate, reverse engineer, decompile or disassemble the Program, except to the extent the foregoing restriction is expressly prohibited by applicable law;
3. Rent, lease, assign or transfer the Product except as set out above; or
4. Modify the Program or merge all or any part of the Program in another program.

D. TERMS: This License shall continue for as long as you use the Product. However, it will terminate if you fail to comply with any of its terms or conditions. You agree, upon termination, to destroy all copies of the Product. The Limitations of Warranties and Liability set out below shall continue in force even after any termination.

E. WARRANTY: WE WARRANT THAT THE STORAGE MEDIA IN THIS PRODUCT WILL BE FREE FROM DEFECTS IN MATERIALS AND WORKMANSHIP FOR 90 DAYS FROM THE DATE YOU ACQUIRE IT. IF SUCH A DEFECT OCCURS, RETURN IT TO US AT THE ADDRESS BELOW AND WE WILL REPLACE IT FREE. THIS REMEDY IS YOUR EXCLUSIVE REMEDY FOR BREACH OF THIS WARRANTY. IT GIVES YOU CERTAIN RIGHTS AND YOU MAY HAVE OTHER LEGISLATED RIGHTS WHICH VARY FROM JURISDICTION TO JURISDICTION.

F. LIMITATION OF WARRANTIES AND LIABILITY: EXCEPT FOR THE EXPRESS WARRANTY ABOVE, THE PRODUCT IS PROVIDED ON AN "AS IS" BASIS, WITHOUT ANY OTHER WARRANTIES, OR CONDITIONS, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABLE QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THOSE ARISING BY LAW, STATUTE, USAGE OF TRADE OR COURSE OF DEALING. THE ENTIRE RISK AS TO THE RESULTS AND PERFORMANCE OF THE PRODUCT IS ASSUMED BY YOU. NEITHER WE NOR OUR DEALERS OR SUPPLIERS SHALL HAVE ANY LIABILITY TO YOU OR ANY OTHER PERSON OR ENTITY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES WHATSOEVER, INCLUDING, BUT NOT LIMITED TO, LOSS OF REVENUE OR PROFIT, LOST OR DAMAGED DATA OR OTHER COMMERCIAL OR ECONOMIC LOSS, EVEN IF WE HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR THEY ARE FORESEEABLE; OR FOR CLAIMS BY A THIRD PARTY. OUR MAXIMUM AGGREGATE LIABILITY TO YOU, AND THAT OF OUR DEALERS AND SUPPLIERS SHALL NOT EXCEED THE AMOUNT PAID BY YOU FOR THE PRODUCT. THE LIMITATIONS IN THIS SECTION SHALL APPLY WHETHER OR NOT THE ALLEGED BREACH OR DEFAULT IS A BREACH OF A FUNDAMENTAL CONDITION OR TERM, OR A FUNDAMENTAL BREACH. SOME STATES, COUNTRIES DO NOT ALLOW THE EXCLUSION OR LIMITATION OF LIABILITY FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES SO THE ABOVE LIMITATION MAY NOT APPLY TO YOU.

G. GENERAL: This License, together with the Agreement to which it is attached, and the other Addendums to said Agreement, is the entire agreement between us, supersedes any other agreement or discussions, oral or written and may not be changed except by a written signed agreement. This License shall be governed by and construed in accordance with the laws of the United States of America and the State of Minnesota. If any provision of this License is declared by a court of competent jurisdiction to be invalid, illegal, or unenforceable, such provision shall be severed from the License and the other provisions shall remain in full force and effect.